Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Energy and Power Fund Adjusts Public Offering Price

PHILADELPHIA, PA, October 3, 2011 – On September 30, 2011, the board of trustees (the “Board”) of FS Energy and Power Fund (“FSEP”) approved a decrease in FSEP’s public offering price from $10.00 per share to $9.90 per share in accordance with its pricing policy.  The Board also determined to maintain the amount of FSEP’s regular semi-monthly cash distributions at $0.02605 per share each.  As a result, FSEP’s annualized distribution yield is 6.3% based on the new $9.90 per share public offering price.

“As FSEP ramps up, we are taking advantage of the current weakness in the corporate debt markets to build out a diversified portfolio of attractive energy and power assets, including investments in NRG Energy, Inc.,  SemGroup Corporation, First Reserve Crestwood Holdings LLC and Sheridan Production Co., LLC,” said Michael C. Forman, Chairman and Chief Executive Officer of FSEP.  “We are seeing ample opportunities in the secondary market—similar to those available in the credit markets in 2009—as we put our initial capital to work.  We expect the decrease in our share price to be temporary and would anticipate raising our share price once current market conditions improve.”

FSEP’s launch was bolstered by a successful pre-launch private placement. Individuals and entities, including those affiliated with FSEP’s sponsor, Franklin Square Capital Partners (“Franklin Square”), and sub-adviser, GSO Capital Partners LP (“GSO”), the credit platform affiliate of The Blackstone Group L.P., invested over $20 million in FSEP in the private placement.

FSEP’s common shares have been approved for sale in 42 states, as well as Washington, D.C., Puerto Rico, the U.S. Virgin Islands and Guam. It expects that its common shares will be approved for sale in most, if not all, of the remaining states prior to the end of the year.

About FS Energy and Power Fund

FSEP, the second investment fund sponsored by Franklin Square, is a publicly registered, non-traded business development company. FSEP focuses primarily on investing in the debt and income-oriented equity securities of privately-held U.S. companies in the energy and power industry. FSEP’s investment objective is to generate current income and long-term capital appreciation. FSEP is managed by FS Investment Advisor, LLC and is sub-advised by GSO. GSO, with approximately $33.8 billion in assets under management together with certain of its affiliates as of June 30, 2011, is the credit platform affiliate of The Blackstone Group L.P. For more information, please visit www.fsenergyandpowerfund.com.

About Franklin Square Capital Partners

Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor. Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers. Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts. Franklin Square is committed to best practices and transparency, including a commitment to fully earned distributions, mark-to-market pricing and a significant sponsor investment in its products.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

Certain Information About Distributions

The payment of future distributions on FSEP’s common shares is subject to the discretion of FSEP’s board of trustees and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of FSEP. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSEP makes with the Securities and Exchange Commission. FSEP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.